Exhibit 5.1

Proskauer Rose LLP 2029 Century Park East, Suite 2400 Los Angeles, CA 90067-3010

November 6, 2025

Benitec Biopharma Inc.

3940 Trust Way

Hayward, California 94545

Ladies and Gentlemen:

We have acted as counsel to Benitec Biopharma Inc., a Delaware corporation (the “Company”), in connection with the Company’s offering of securities pursuant to its Registration Statement on Form S-3 (File No. 333-290455) and declared effective by the Securities and Exchange Commission (the “Commission”) on September 29, 2025 (the “Registration Statement”), and the base prospectus contained therein (the “Base Prospectus), and as described in a preliminary prospectus supplement filed pursuant to Rule 424(b)(5) of the Securities Act of 1933, as amended (the “Securities Act”) with the Commission on November 5, 2025, (the “Preliminary Prospectus Supplement,” and together with the Base Prospectus, the “Preliminary Prospectus”) and a prospectus supplement filed pursuant to Rule 424(b)(5) of the Securities Act with the Commission on November 6, 2025 (together with the Base Prospectus, the “Prospectus”), relating to the offer and sale (A) to Leerink Partners LLC (“Leerink Partners”), TD Securities (USA) LLC (“TD Cowen”) and Evercore Group L.L.C. (“Evercore ISI”), as the representatives of the underwriters (the “Underwriters”) pursuant to the underwriting agreement entered into by and between the Company and the Underwriters, dated November 5, 2025 (the “Underwriting Agreement”), of 5,930,000 shares of the common stock, par value $0.0001 per share (“Common Stock”) of the Company, and an additional 889,500 shares for which the Underwriters have been granted an option to purchase (collectively, the “Underwritten Shares”), and (B) to the Purchasers (as defined in the Purchase Agreement) pursuant to the securities purchase agreement entered into by and between the Company and the Purchasers, dated November 5, 2025 (the “Purchase Agreement,” and together with the Underwriting Agreement, the “Agreements”), of 1,481,481 shares (the “Direct Shares,” and together with the Underwritten Shares, the “Shares”) of Common Stock.

In connection with rendering this opinion, we have examined originals, certified copies or copies otherwise identified as being true copies of the following:

(a)	the Registration Statement;

(b)	the Preliminary Prospectus;

(c)	the Prospectus;

(d)	the Underwriting Agreement;

(e)	the Purchase Agreement;

(f)	the Placement Agency Agreement by and between the Company and Leerink Partners, TD Cowen and Evercore ISI, dated November 5, 2025;

(g)	the amended and restated certificate of incorporation of the Company, as in effect on the date hereof;

(h)	the amended and restated bylaws of the Company, as in effect on the date hereof and as amended to date;

(i)	a certificate, dated on or about the date hereof, issued by the Secretary of State of the State of Delaware, as to the Company’s existence and good standing in such jurisdiction;

(j)	corporate proceedings of the Company relating to its proposed issuance of the Shares; and

(k)	such other instruments and documents as we have deemed relevant or necessary in connection with our opinions set forth herein.

We have made such examination of law as we have deemed necessary to express the opinions contained herein. As to matters of fact relevant to this opinion, we have relied upon, and assumed without independent verification, the accuracy of certificates of public officials and officers of the Company. We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of such copies.

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Benitec Biopharma Inc.

November 6, 2025

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion, assuming no change in the applicable law or pertinent facts, that the Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions set forth in the Agreements and the Prospectus will be validly issued, fully paid and non-assessable.

This opinion is limited in all respects to the General Corporation Law of the State of Delaware, and we express no opinion as to the laws, statutes, rules or regulations of any other jurisdiction. The reference and limitation to the “General Corporation Law of the State of Delaware” includes all applicable Delaware statutory provisions of law and reported judicial decisions interpreting these laws.

Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Proskauer Rose LLP